                                                                    EXHIBIT 11.1


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                                      Years ended January 31,
                                                                    ----------------------------
                                                                      1996      1995      1994
                                                                    --------  --------  --------
Income before discontinued operation, extraordinary
  loss and cumulative effect of changes in accounting principles..  $ 125.0   $ 118.2   $  71.4

Preferred stock dividend entitlements.............................     (2.4)     (2.4)    (10.4)
                                                                    -------   -------   -------
Income attributable to common stockholders before
  discontinued operation, extraordinary loss and
  cumulative effect of changes in accounting principles (A).......    122.6     115.8      61.0

Earnings (loss) from discontinued operation (B)...................       .5      26.5       4.9

Extraordinary loss (C)............................................        -         -      (1.7)

Cumulative effect of changes in accounting principles (D).........        -         -    (146.1)
                                                                    -------   -------   -------
Net income (loss) attributable to common stockholders (E).........  $ 123.1   $ 142.3   $ (81.9)
                                                                    =======   =======   =======

Weighted average shares of common stock outstanding
  during the period (in thousands)................................   40,685    43,555    36,311

Common stock equivalents:
  Common stock options............................................      394       437       369
  Long-term incentive plans.......................................        -         5        20
                                                                    -------   -------   -------

Primary weighted average shares of common stock
  outstanding during the period (F)...............................   41,079    43,997    36,700
                                                                    =======   =======   =======

Primary income (loss) per share of common stock:

  Before discontinued operation, extraordinary loss and
    cumulative effect of changes in accounting principles (A/F)...  $  2.99   $  2.63   $  1.66

  Discontinued operation (B/F)....................................  $   .01   $   .61   $   .14

  Extraordinary loss (C/F)........................................  $     -   $     -   $  (.05)

  Cumulative effect of changes in accounting principles (D/F).....  $     -   $     -   $ (3.98)

  Net income (loss) (E/F).........................................  $  3.00   $  3.24   $ (2.23)


Note: If the actual conversion of Class I Stock into common stock in the third quarter of fiscal 1993 was assumed to have occurred as of the first day of fiscal 1993, primary income per share of common stock before discontinued operation, extraordinary loss and cumulative effect of changes in accounting principles would have amounted to $1.57.